UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14A-11(c) or §240.14A-2

NEW CENTURY FINANCIAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASSOCIATE BULLETIN

February 17, 2006

To:	All New Century Associates

From:	Bob Cole, Chairman & CEO and
Brad Morrice, Vice Chairman, President and COO, NCFC

New Century Shareholder Announces Proxy Contest

Today one of our shareholders announced that it intends to nominate a competing slate of three directors for election at our next annual meeting to be held on May 10, 2006, and begin a process that is commonly referred to as a “proxy contest”. Several of you have asked what this means for us, so we would like to take this opportunity to summarize the implications of this proxy contest.

Like all publicly traded companies, New Century holds an annual shareholders meeting. During each annual meeting, our shareholders elect three or four directors, out of a total of 10, to our Board. In connection with this election, New Century sends to each of its shareholders a document known as a proxy statement, which identifies those people whom New Century has nominated to serve on the Board. Shareholders may vote either in person at the meeting or by filling out a proxy card that accompanies the proxy statement to indicate whether they support or withhold support from New Century’s nominees. The proxy card is typically submitted to the company by mail.

A “proxy contest” occurs when a shareholder or group of shareholders nominates one or more directors to oppose those nominated by the company. That shareholder will also seek the “proxies” of New Century’s shareholders to vote for its nominees; the nominees who receive the most votes win and will serve as New Century directors.

Although we are confident that our shareholders will support our nominees, it is important to note that even if the dissident slate wins the election, they will not gain majority control of New Century’s Board. They would have one, two or three seats on our 10-member Board, depending on the outcome of the election.

We believe that this shareholder and its nominees intend to use their status as directors to influence the strategic direction of the company in a manner that will not be in the best interest of its shareholders. While we disagree with the filing shareholder’s opinion of New Century’s performance and direction, we are committed to good corporate governance practices and will continue to be receptive to all of our shareholders’ input. In the final analysis, the Board will continue to do what it believes is in the best interest of all of the company’s shareholders.

Although the election of directors is very important, it does not change your day-to-day life at New Century. We have an ongoing commitment to our customers, and our focus needs to remain on them. This is the best way to achieve our goals as a company.

Oftentimes these types of events attract the attention of reporters and other media. Please remember to refer all media inquiries to Erin Freeman, Vice President of Corporate Communications (949-862-7624), and refrain from commenting on the matter publicly.

You can read the press release we issued today on this subject on either the Go! intranet or on ncen.com. We will keep you informed should there be any further developments related to this matter. As always, we thank you for your continued hard work and dedication.

Additional Information and Where to Find It

In connection with its 2006 Annual Meeting of Stockholders, New Century Financial Corporation will file a proxy statement with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF NEW CENTURY FINANCIAL CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the proxy statement and other documents when they become available on the company’s website www.ncen.com or by contacting Georgeson Shareholder Communications, Inc., the company’s proxy solicitor. Telephone: (212) 440-9800. In addition, documents filed with the SEC by New Century Financial Corporation will be available free of charge at the SEC’s web site at http://www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of New Century Financial Corporation, and their interests in the solicitation, are set forth in the proxy statement filed by New Century Financial Corporation with the SEC on April 11, 2005.